NEWS RELEASE

NOBLE ENERGY ELECTS BARBARA J. DUGANIER TO BOARD OF DIRECTORS

Houston, May 30, 2018 (GLOBE NEWSWIRE) - Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or "the Company") announced the election of Barbara J. Duganier to its Board of Directors, effective today. With the addition of Ms. Duganier, Noble Energy's Board now totals 10 members.

Prior to her retirement in 2013, Ms. Duganier held various leadership and management positions with Accenture PLC, where she was most recently a Managing Director and also served as Global Chief Strategy Officer and Global Growth and Offering Development Lead for the consulting business. For more than 20 years, Ms. Duganier was with the public accounting firm Arthur Andersen, where she was an equity partner and served as an auditor and financial consultant primarily in the energy industry. She also held various leadership roles, including as Global Chief Financial Officer of Andersen Worldwide. She hold a B.S.B.A in accounting from John Carroll University and is a licensed certified public accountant. Ms. Duganier currently serves as a director of the general partner of Buckeye Partners, L.P. and is also a director of MRC Global Inc.

David L. Stover, Noble Energy’s Chairman, President and CEO, commented: “Our Board is excited to add Barbara to the Noble Energy team. She brings significant financial and strategy expertise to the Board, along with extensive experience in helping numerous upstream and midstream energy companies accelerate and transform their business performance.”

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company with a diversified high-quality portfolio of both U.S. unconventional and global offshore conventional assets spanning three continents. Founded more than 80 years ago, the company is committed to safely and responsibly delivering our purpose: Energizing the World, Bettering People’s Lives®. For more information, visit www.nblenergy.com.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
Brad.Whitmarsh@nblenergy.com

Megan Dolezal
(281) 943-1861
Megan.Dolezal@nblenergy.com

Media Contacts
Reba Reid
(713) 412-8441
media@nblenergy.com